UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Providence Service Corporation

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PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

PROVIDENCE SERVICE CORPORATION

ISSUES LETTER TO STOCKHOLDERS

Recommends Stockholders to Vote WHITE Proxy Card to

Re-Elect Highly-Qualified and Experienced Incumbent Directors

and Reject Dissident Group’s Opposition Slate

TUCSON, ARIZONA, May 27, 2009 – The Providence Service Corporation (Nasdaq: PRSC) today announced that it has issued the following letter to stockholders:

Dear Fellow Providence Stockholder:

As you decide how to vote at the upcoming 2009 Annual Meeting of the Stockholders of The Providence Service Corporation to be held on June 15, 2009, ask yourself the following question:

WHAT IS THE REAL AGENDA OF THE AVALON GROUP

AND ITS LEADER DONALD E. SMITH?

•	FROM WHAT YOU READ IN THE AVALON GROUP’S PUBLIC COMMUNICATIONS, IT WOULD APPEAR THAT THEY WANT YOU TO BELIEVE THAT THEY ARE DISAPPOINTED WITH THEIR INVESTMENT IN PROVIDENCE.

•

Can that really be the case when, as of May 22, 2009, the Avalon Group has an unrealized gain of over $20 million from their investment in Providence, equivalent to a return of approximately 655%, on the $3.1 million that they invested in Providence beginning in October 2008?

•	THE AVALON GROUP WANTS YOU TO BELIEVE THAT THEY ARE NOT SEEKING TO OBTAIN SUBSTANTIAL INFLUENCE AND EFFECTIVE CONTROL OVER PROVIDENCE.

•

Then why did the Avalon Group, including one of its nominees - Michael C. Bradley - submit a one-sided, self-interested transaction proposal to Providence that, if accepted, would have facilitated their ability, with a proposed investment of potentially less than $1.0 million, to (1) immediately raise their aggregate voting interest in Providence from 18.6% to almost 25%, (2) obtain the ability, without further investment and in their sole discretion, to subsequently increase both their voting and their equity ownership interest in Providence from 18.6% to over 33%, and (3) in the interim, secure for themselves a greater than 42% annual dividend yield?

•

Then why has the Avalon Group been so anxious to seek direct representation on the Providence Board, including making such a demand at its very first in-person meeting with Providence in November 2008?

•

Then why is the Avalon Group seeking to prevent Providence’s founder, Chairman and CEO, an individual with over three decades of experience in the social services industry, from being re-elected to the Providence Board?

•

Then why is the Avalon Group seeking to have Providence terminate its stockholder-friendly rights plan, which is intended to protect ALL stockholders against the unilateral actions of hostile acquirers and is designed to preserve the ability of Providence stockholders to obtain the highest price for their shares?

•

In the Avalon Group’s proxy statement, rather than unequivocally state that the Avalon Group has no intention of obtaining effective control over Providence, the Avalon Group only states that they have no intention of engaging in any transaction that would make them an “acquiring person” under Providence’s stockholder rights plan. If the stockholder rights plan were to be terminated, Providence believes that the Avalon Group may seek to increase their investment in Providence and obtain effective control over Providence without paying a control premium to the Providence stockholders.

•

Then why did the Avalon Group initiate a consent solicitation against Providence this past February that, if successful, would have facilitated their ability to usurp Providence’s limited resources to advance narrow or special causes that would have little or no benefit to the other stockholders of Providence and are not in the best interests of Providence and its broader stockholder base?

•	THE AVALON GROUP WANTS YOU TO BELIEVE THAT THEY ARE SEEKING TO ENHANCE THE COMPOSITION OF THE PROVIDENCE BOARD OF DIRECTORS.

•	Then why did the Avalon Group propose nominees with no relevant experience in the social services industry?

•	Then why did the Avalon Group propose nominees with no experience serving on a public company’s Board of Directors?

•	Then why did the Avalon Group propose nominees with no or limited experience serving as executives of a Nasdaq-listed public reporting company?

•

Then why did the Avalon Group refuse to work with Providence to identify an individual with no pre-existing ties to the Avalon Group or Providence to serve as an additional independent director on the Providence Board and be a representative of ALL stockholders and, instead, has steadfastly insisted on having their own “hand-picked” representatives on the Providence Board?

•

For Providence to continue to be successful, it is critical that we continue to maintain our very strong relationships with the government payers that we work with in 42 states and the District of Columbia. Given the importance of these relationships with government payers, why did the Avalon Group propose at least one nominee who is an executive officer of Avalon Correctional Services, a company with a history of challenging relationships with government payers, including in its home state of Oklahoma, where decertification and halted funding led to its discontinuation of all of its residential care/outpatient mental health operations in 1996, and, more recently, in Colorado, where its correctional facility contracts were terminated, pulled and/or suspended in 2008, at both the state and county level, leading to the discontinuation of its correctional facility operations in Colorado that same year?

•	THE AVALON GROUP WANTS YOU TO BELIEVE THAT THEY ARE SEEKING TO ENHANCE STOCKHOLDER VALUE FOR ALL STOCKHOLDERS.

•	Then why, since first becoming a stockholder of Providence in October 2008, has the Avalon Group acted in ways that would suggest that their interests are not aligned with those of other stockholders?

•

Then why, despite Providence’s numerous interactions with the Avalon Group, including two lengthy in-person meetings, has the Avalon Group not proposed any plans or proposals to enhance stockholder value for ALL Providence stockholders?

•

Then why does the Avalon Group continue to refuse to drop their disruptive and costly proxy contest so that Providence’s management can move beyond this unnecessary distraction and return its full attention to delivering on Providence’s very significant potential and enhancing value for ALL Providence stockholders?

•	THE AVALON GROUP WANTS YOU TO BELIEVE THAT THEY WANT TO PROVIDE MORE OVERSIGHT FOR CORPORATE ACQUISITIONS AND DISPOSITIONS.

•	Then why did the Avalon Group propose at least one nominee, Brian T. Costello, who has no relevant experience directing and coordinating corporate acquisitions and dispositions?

•

Then why didn’t the Avalon Group propose any nominees with experience directing and coordinating corporate acquisitions and dispositions comparable to the experience of Providence’s newest independent director, Terence J. Cryan, a former investment banker who has over 20 years of experience directing and coordinating acquisitions and dispositions for some of America’s most prestigious private and public companies?

•	THE AVALON GROUP WANTS YOU TO BELIEVE THAT THEIR NOMINEES ARE COMMITTED TO THE IMPLEMENTATION OF BEST PRACTICES IN CORPORATE GOVERNANCE.

•	Then why has Donald E. Smith, shown such a flagrant disregard for best practices in corporate governance at Avalon Correctional Services?

•

In 2005, Donald E. Smith, the founder, sole director and controlling stockholder of Avalon Correctional Services, voluntarily delisted Avalon Correctional Services from Nasdaq (after being threatened with delisting for failure to have any independent directors (e.g., any other directors other than Donald E. Smith)) and terminated the registration of its shares under the Securities Exchange Act in order to avoid being required to comply with the corporate governance and other provisions of the Sarbanes-Oxley Act of 2002. As a result, Avalon Correctional Services today remains a publicly-traded company that trades on the pink sheets, has one director, and files no periodic financial and other reports with the SEC.

•

In addition, Donald E. Smith has a long record of engaging in related-party transactions with Avalon Correctional Services. In previous filings with the SEC, Avalon Correctional Services has cautioned investors that it has engaged in, and would continue to engage in, transactions with companies owned and/or controlled by its founder and CEO, Mr. Smith, most of which could be considered non-arm’s length transactions. Avalon Correctional Services indicated that such transactions could include cash advances, loan guarantees, leased equipment, utilization of Avalon Correctional Services properties, and administrative and accounting services.

•	THE AVALON GROUP WANTS YOU TO BELIEVE THAT THEY ARE SEEKING TO PROVIDE AN INDEPENDENT VOICE IN THE PROVIDENCE BOARDROOM.

•

Then why has the Avalon Group proposed as one of its nominees, Michael C. Bradley, the Chief Financial Officer and second-in-command of Avalon Correctional Services, and a close confidante of Donald E. Smith?

•

Then why did the Avalon Group refuse to work with Providence to identify an individual with no pre-existing ties to the Avalon Group or Providence to serve as an additional independent director on the Providence Board and be a representative of ALL stockholders and, instead, has steadfastly insisted on having their own “hand-picked” representatives on the Providence Board?

•

Then why does Donald E. Smith continue to refuse to allow any voices, other than his own, in the Boardroom of Avalon Correctional Services, which refusal caused Nasdaq to threaten to delist Avalon Correctional Services (subsequently, rather than add any independent directors, Donald E. Smith voluntarily delisted Avalon Correctional Services from Nasdaq)?

•	THE AVALON GROUP WANTS YOU TO BELIEVE THAT THEY ARE SEEKING TO ENHANCE PROVIDENCE’S PROFITABILITY.

•

Then why, just when Providence and its stockholders are starting to enjoy the benefits of many of the actions that Providence has implemented to enhance its prospects and profitability, including record revenues and earnings for the first quarter of 2009, with earnings per share up 50% over the comparable prior year period, is the Avalon Group taking actions that could jeopardize Providence’s momentum and success?

•

Then why, despite Providence’s numerous interactions with the Avalon Group, including two lengthy in-person meetings, has the Avalon Group not proposed any plans or proposals to enhance Providence’s profitability?

•

Then why has the Avalon Group initiated a costly, distracting, and disruptive proxy contest against Providence that has caused Providence to spend approximately $445,000 more this year for its annual meeting of stockholders than it normally would spend in the absence of a proxy contest?

•	Then why did the Avalon Group initiate a costly, distracting, and disruptive consent solicitation that caused Providence to spend approximately $300,000 before it was abandoned by the Avalon Group?

•	THE AVALON GROUP WANTS YOU TO BELIEVE THAT THEY ARE NOT DISSIDENT STOCKHOLDERS.

•	Then why does the Avalon Group continue to act like dissident stockholders committed to interfering with the significant progress and momentum that Providence has been achieving?

•	Then why did the Avalon Group initiate two costly, disruptive and distracting contested solicitations against Providence over a period of less than six months?

•

Then why has the Avalon Group, on numerous occasions, delivered to Providence extraordinarily overbroad, patently inappropriate and unduly burdensome books and records requests seeking to engage, without any credible justification whatsoever, in indiscriminate fishing expeditions, knowing full well the substantial expense and burden that they were imposing on Providence?

•	Then why has the Avalon Group issued numerous public communications directly attacking and disparaging Providence and its management?

•	Then why has Donald E. Smith refused to constructively engage with Providence’s CEO Fletcher Jay McCusker to settle his disruptive, distracting and costly proxy contest?

You decide for yourself what is the true agenda of Donald E. Smith and the other members of the Avalon Group. If you don’t want to support the undisclosed, self-interested agenda of Donald E. Smith and the other members of the Avalon Group, elect your company’s highly qualified, experienced, dedicated nominees on the WHITE proxy card TODAY.

YOUR VOTE IS IMPORTANT—VOTE THE WHITE PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support of Providence.

Sincerely,

Fletcher Jay McCusker
Chairman of the Board of Directors and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

Important Information

On May 5, 2009, The Providence Service Corporation (the “Company”) began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Providence’s stockholders are strongly urged to read Providence’s definitive proxy statement as it contains important information. Stockholders may obtain an additional copy of Providence’s definitive proxy statement and any other documents filed by Providence with the Securities and Exchange Commission for free at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.provcorp.com. In addition, copies of Providence’s proxy materials may be requested by contacting Providence’s proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Providence’s stockholders is available in Providence’s definitive proxy statement filed with the SEC on May 1, 2009.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 81,000 clients through 1,019 contracts at March 31, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains ““forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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